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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                 Pursuant to Rule 100 and 101 of Regulation FD



      Date of Report (Date of earliest event reported):  February 8, 2001
                           ________________________


                       CB RICHARD ELLIS SERVICES, INC.
            (Exact name of registrant as specified in its chapter)



         Delaware                   001-12231                   52-1616016
(State or other jurisdiction  (Commission File Number)        (IRS Employer
      of incorporation)                                     Identification No.)





         200 North Sepulveda Boulevard, El Segundo, California  90245-4380
         (Address of principal executive offices)               (Zip Code)



         Registrant's telephone number, including area code (310) 563-8611



                                 Not Applicable
         (Former name or former address, if changed since last report)
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Item 9.   Regulation FD Disclosure

     On February 8, 2001, CB Richard Ellis Services, Inc. (the Company) conducted its fourth quarter earnings conference call, as follows:

                           Moderator:  Jim Leonetti
                               February 8, 2001
                                 9:00 a.m. MT


Operator:     Ladies and gentlemen, thank you for standing by. Welcome to CB
              Richard Ellis Fourth Quarter Earnings and Year End Conference
              Call. At this time, all participants are in a listen-only mode.
              Later we will conduct a question and answer session. At that time if you have a question, you will need to press the one, followed by the four on your telephone. As a reminder, this conference is being recorded, Thursday, February 8th, 2001.

              I would now like to turn the conference over to Jim Leonetti, Chief Financial Officer of CB Richard Ellis.

              Please go ahead, sir.

Jim Leonetti: Hello and thank you for joining us for the fourth quarter earnings call. My name is Jim Leonetti and it is my pleasure to welcome you to the CB Richard Ellis conference call covering our results for the fourth quarter 2000. Participating on the call this morning will be Ray Wirta, Chief Executive Officer, Brett White, the Chairman of our America's Division, and Chris Ludeman, President of Transaction Management.

              Before we get started, I want to mention to you that we may make a number of forward-looking statements during the course of the call. These statements should be taken as estimates only and actual results may differ materially from these estimates. CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today. Please refer to the Company's annual report and 10-K and our quarterly reports on form 10-Q for a full discussion of the risks and other factors that may impact any estimates or projections you may hear today, and with that, I'd like to turn the call over to Ray.

Ray Wirta:    Thank you, Jim, and good morning to everyone on the call. I'd like to thank all of you who are participating in the call and all those listening to us live on the Internet, which I hope includes a great number of CBRE employees.

              Today we'd like to cover several topics, especially our record setting operating results. I'll provide a brief overview and then Jim Leonetti will spend some time on the financial details. Next, Brett White will give a detailed report of our operations. I will conclude by discussing our 2001 expectations and providing a brief status report on the buyout proposal. We'll then open discussion to Q&A.

              We are pleased with our operating performance for 2000. Revenue growth, expense control, debt reduction, net earnings growth were delivered in accordance with our commitments. This performance was achieved despite the impact of foreign currency fluctuations, which reduced our revenue from international operations by $23 million during 2000. Back in February of 2000, we made five commitments to our shareholders. I'd like to go over our commitments and our performance on each.

              First, we said we would increase annual EPS by at least 20 percent. In fact, EPS increased $1.58 a share, which is 44 percent better than last year.

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              Second, we said we would continue to reduce back office expenses.
              Operating expenses totaled 41 percent of revenue during 2000. This compares to 44 percent of revenue in 1999. We streamlined our back office operations and made substantial reductions in corporate support and headcount.

              Third, we said we would apply web-based technologies to our various business lines and would develop a number of new Internet enterprises that would have stand-alone capability. During 2000, we have utilized web-based technologies throughout our organization. Specific examples include our valuation business where appraisals are now delivered on-line and human resources, where employees can access benefit and payroll information also on-line. We made investments totaling over $20 million in SiteStuff and other internet-oriented enterprises, which are expected to improve our operational efficiencies and reduce our costs in the future.

              The fourth commitment we made was to improve our sales employees' compensation programs, recognizing that the most valuable asset in our Company is our sales force. During 2000, we enhanced our deferred compensation program and adopted a number of stock-based programs, which give us one of the most attractive compensation programs in our industry and provide us a strong competitive advantage in retaining the best and brightest in the real estate services industry.

              Fifth and finally, we made a commitment that would reduce our debt by 10 percent or $36 million, and I am pleased to report that at December 31, 2000, we had reduced our debt by over $50 million, which represents a 14 percent decline from December 31, 1999.

              In summary, we have delivered on all of the commitments that we made at this time last year. Our ability to deliver is a reflection of our strong management group and the capabilities of the 10,000 men and women who make up the CBRE team worldwide.

              With that brief highlight summary, I'd like to turn the call back over to Jim Leonetti, our CFO, for a financial overview.

              Jim.

J. Leonetti:  Thank you, Ray. As Ray pointed out we had a very strong fourth quarter. The Company's revenue totaled $418 million, the highest quarterly level in the history of the Company, and that is an increase of six percent from the fourth quarter of last year. Increase in revenue was driven by growth from leasing transactions, which grew by 11 percent or $17 million. We also had very strong results on our Commercial Mortgage unit and CBRE Investors. Mortgage revenues increased by 18 percent during the fourth quarter of 2000 over 1999. CBRE Investors similarly grew their revenues by 27 percent. Revenue for the entire year of 2000 grew by 9 percent to $1.3 billion which was the highest level of revenue in the history of the Company. During 2000, we maintained focus on improving the efficiency of our operations. Corporate staffing and overhead were sharply lowered during 2000, as compared to 1999. Corporate overhead costs declined by nearly $11 million or 18 percent from last year. This contributed to a reduction in operating costs which declined to 41 percent of revenue, as compared to 44 percent last year.

              The combination of revenue growth and expense control resulted in the Company producing fourth quarter earnings before interest, taxes, depreciation and amortization of $61.7 million, again the largest amount in its history and an increase of $16 million over the fourth quarter of last year, which is a 35 percent increase. EBITDA totaled $150.5 million for all of 2000, an increase of $33 million or 28 percent over last year. These factors resulted in net income totaling $21 million during the fourth quarter 2000 or 97 cents per diluted share. The entire year 2000 net income totaled $33 million or $1.58 per diluted share, an improvement of 44 percent. Keeping with our commitment made during this time last year, debt was lowered to $314 million from December 31, 1999, a decrease of just over $50 million. The Company comfortably met and comfortably complied with all of the convenants under its current bank line.

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              The Company's operations are organized into three geographic divisions, the America's Division, which includes the U.S., Canada and Latin America. EMEA, which includes Europe, the Middle East and Africa, and Asia Pacific, which includes Asia, Australia and New Zealand. The America's is the geographic division that generates the largest amount of revenue and EBITDA accounting for 82 percent of revenue and 81 percent of EBITDA for the quarter. EMEA contributed 12 percent of revenue and 13 percent of EBITDA, while Asia Pacific contributed 6 percent of both revenue and EBITDA. International operations were adversely affected by foreign currency conversions during both the fourth quarter of 2000 and for the entire year. Using the exchange rates during 1999 as a benchmark, revenue from our international operations were adversely affected by $11 million during the fourth quarter of 2000 and by $23 million during the entire year from the impact of foreign currency. Likewise, EBITDA was adversely impacted by $2.1 million for the fourth quarter and by $3.7 million for the entire year.

              Now, Brett White will give us more detail on some specific operating results for our business lines.

              Brett.

Brett White:  Thank you, Jim. I'd like to spend a few minutes this morning discussing the specific performance of our various lines of business for both the fourth quarter and the full year 2000. As you know, we categorize our business operations into three business segments. Transaction Management, Financial Services and Management Services. Transaction Management concluded a very good year. We increased revenue to $309 million during the fourth quarter, up 3 percent over 1999 and for the entire year, revenues were approximately $1 billion, an 8 percent improvement over 1999. Transaction Management contributed $48.5 million of EBITDA for the quarter, a 33 percent improvement over the fourth quarter of last year. For the year, Transaction Management generated $104.6 million of EBITDA, an 18 percent increase over 1999.

              We have three primary lines of business within Transaction Management. Brokerage, Investment Properties and Corporate Services. During 2000, we reallocated a number of our sales professionals from brokerage to corporate services. As Chris Ludeman will discuss in further detail, this allocation of resources was very successful.

              The Brokerage Business is a line of business that continues to generate the major portion of the Company's revenues. Brokerage generated $181 million of revenue, or 43 percent of total revenue for the fourth quarter of 2000. For the year, Brokerage generated $607 million of revenue, a 3 percent increase over 1999, notwithstanding the reallocation of personnel to corporate services.

              The Investment Properties business line provides brokerage services for commercial real estate property marketed for sale to institutional and private investors. During the fourth quarter, revenues totaled nearly $71 million, an increase of 12 percent over the same period last year. Revenue for the full year was $189 million, consistent with 1999. During 2000, a higher interest rate environment in the U.S., particularly during the first half of the year, caused investment capital to be highly selective and disciplined. These factors suppressed activity during the first part of 2000. Multi-housing sales, in particular, were impacted during the first half of 2000, but recovered nicely as did all of our investment property business by year end. EBITDA for Investment Properties increased to $16.6 million, a 51 percent improvement over the fourth quarter of 1999. For the full year, EBITDA improved to $24 million, a modest 2 percent improvement over 1999.

              Another important part of our Transaction Management business segment is our Corporate Services line of business. I'd like to ask Chris Ludeman to discuss this business unit's results in detail.

              Chris.

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Chris Ludeman: Thanks, Brett.

               Corporate Services focuses on building strategic relationships with large corporations in an effort to relieve them from commercial real estate activities that are not core to their competencies. We expect corporate services will continue to experience growth rates higher than most other business lines due to several factors. As Brett indicated, we first have put more professionals and service lines to focus on this line of business and the corporate occupier. Second, we are gaining more work from current clients. We're expanding the breath and depth of their outsource activities, and third, we have an increasing volume of requests for outsourcing. Recent examples include an increased scope of services and geographies served for companies that we have previously done business with such as Boeing, SBC Communications, Washington Mutual Bank, AT&T and Conseco.

               Corporate Services had a very successful year and here are some of the highlights. Revenues for the fourth quarter totaled $56 million, an increase of 47 percent over last year. Similarly for the full year, revenues reached $151 million, an increase of over 50 percent over 1999. EBITDA for the fourth quarter totaled $13.4 million, an increase of nearly $9 million, or 186 percent over the fourth quarter of 1999. For the full year, EBITDA totaled $24 million, an increase of 338 percent over last year. We believe the trend towards outsourcing and our strong relationships with corporate clients positions us to take advantage of our global platform and local expertise. We continue to be excited about the growth prospects for our Corporate Services outsourcing business. We see a lot of opportunity ahead.

B. White:      Thanks, Chris.

               Now turning to the Financial Services operation. We have three primary business lines: Valuation, the Commercial Mortgage business and Investment Management services. Financial Services generated 16 percent of fourth quarter revenues or $65 million. This is an improvement of 19 percent over 1999 or $10.5 million. EBITDA for financial services in the fourth quarter totaled $8.8 million, an increase of 58 percent over EBITDA from the fourth quarter of last year. The EBITDA margin in the fourth quarter improved to 14 percent from 10 percent during last year's fourth quarter. Viewing the entire year, revenue for Financial Services totaled $214 million, an increase of 21 percent over last year. EBITDA totaled $30 million, an improvement of $12 million or 67 percent over 1999. The growth in Financial Services revenue and EBITDA was driven by our Investment Management and Mortgage businesses. Investment Management increased their fourth quarter revenue by $2 million or 27 percent. Mortgage revenues were up by $3 million or 18 percent over the fourth quarter of last year. EBITDA for our Mortgage unit increased to $5 million or 24 percent during the fourth quarter of 2000 over last year. We believe those results certainly speak for themselves.

               Finally, I will speak briefly on results for our Management Services business segment. This segment provides property, facility, construction and project management services. Management Services revenue for the fourth quarter totaled $44.2 million, a 4 percent increase over last year. Fourth quarter EBITDA for Management Services totaled $4.4 million, an increase of 17 percent from the fourth quarter of 1999. For the full year, EBITDA totaled $16.1 million, an improvement of $5.6 million or 54 percent. During 2000, we made tremendous progress on revenue growth and cost control for our property management business line. Revenue increased by 11 percent during the fourth quarter of 2000 versus 1999. EBITDA increased to $4.1 million, an increase of $2.2 million or 117 percent. The increase in EBITDA for the full year of 2000 versus 1999 was $5.3 million or 65 percent.

               Now, I'll turn the call back to Ray.

R. Wirta:      Thank you, Brett. Needless to say, we are pleased with our results for the fourth quarter and the year. Now we'd like to spend a few minutes talking about our outlook for 2001 and some of the challenges we face.

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               Real estate markets in the U.S. remain healthy. The current real estate market does not have the characteristics of over building and excessive vacancies that drove the real estate recession of the early 1990's. Banks have acted to raised the underwriting standards for loans for construction. This has helped to maintain vacancies at low levels. Even with these positive factors, however, there will be challenges this year. Our business is dependent on job creation and upon the health and vitality of real estate markets. Late in the fourth quarter of 2000 and continuing this year, economic forecasters have projected a decline in the U.S. economy. Additionally, a number of major corporations have announced substantial work force reductions and scaled back expansion plans. While we are closely monitoring these negative economic forecasts, we remain positive about the prospects of the Company to grow its business. We will have growth in our 2001 results, although not at the same pace as we achieved in 2000. We anticipate that cash flow from operations will continue to be used to reduce debt and to be invested in our higher margin business lines. Our current projections for 2001 forecast a minimum of $30 million of debt reduction.

               Let me conclude our remarks by briefly commenting on the buyout offer the Company received during the fourth quarter of this year. In response to that offer, the Board of Directors formed a special committee to evaluate not only this offer but also other alternatives for the purpose of maximizing shareholder value. This special committee has engaged independent legal counsel and investment bankers to assist them in the evaluation of the various alternatives. The special committee anticipates that it will be in a position to present the results of its research and its recommendation to the full Board of Directors at the next board meeting currently scheduled for the latter part of February. We will continue the current practice of using press releases to update you on the progress of the buyout offer.

               That concludes our formal remarks and at this time I'd like to turn the call back to the operator to hopefully marshal questions and answers from us. So, operator.

Operator:      Thank you. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press the one, followed by the four on your telephone. You will hear a three tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the one, followed by the three. If you're on a speakerphone, please pick up your handset before entering your request.

               One moment, please, for the first question.

               The first question is from Steve Sakwa with Merrill Lynch. Please go ahead with your question.

Steve Sakwa:   Good morning, Ray and Brett.

R. Wirta:      Hi, Steve.

B. White:      Hi, Steve.

S. Sakwa:      How are you?

R. Wirta:      We're great.

B. White:      Fine, thanks.

S. Sakwa:      A couple questions. Can you talk first about the leasing
               environment? You know some of the office companies, while they had very good fourth quarters, have been talking about leasing decisions taking longer, and because you guys are sort of on the front line here, maybe you can just share with us what you're hearing from the major corporations that you're dealing with? Are they scaling back their space needs; do they need more space; are they just taking longer to make decisions? Can you just kind of tell us what you're seeing today?

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B. White:      Steve, this is Brett. I'm going to ask Chris Ludeman to give us a good response on this. He, as you know, is responsible for all of our corporate services businesses worldwide. I think he has the best feel for what certainly the corporate user's view for 2001 is.

               So, Chris, can you answer that question, please?

C. Ludeman:    Thanks, yeah. I would say generally we are watching all of these markets very carefully and every market has slightly different market conditions. In some instances we, with some businesses, particularly in the dot com and technology sectors, it's actually relieved some pressure of a lack of space and while it may retard rent growth a bit, it does bring some more space to the marketplace, which we think will maintain some equilibrium in the marketplace. So we see that as actually a very positive thing.

               With that said, there are certain very large corporations who have taken very aggressive cost cutting, which include headcount reduction measures which is putting more jobs in the marketplace to be absorbed by people that have gone looking for jobs.

               So, in general, we see activity continuing to stay at pretty robust levels. However, it's a lot more tentative. I might also mention that we initiated an on-line survey, a global on-line survey of our transaction people yesterday and the day before to solicit input from all over the world on a business level activity. So we'll have those results shortly. But I would say, generally, markets continue to be healthy, however more tentative.

B. White:      Steve, this is Brett again. I would echo what Chris said. We're in a very interesting situation right now. All of the metrics that we have in the business internally tell us that pipelines look very good. That, as Chris mentioned, activity in almost all of the markets remains very strong, notwithstanding the very negative press that's been in place since November. So, we're watching very carefully, but as we sit here today, and as Chris said, generally things do look fine.

S. Sakwa:      If you had to characterize how you felt about your business three months ago versus today, do you feel better, worse or the same?

C. Ludeman:    I would say --- this is Chris speaking. I would say we are more concerned and skeptical and in fact the results that we are seeing financially and internally in the business activity kind of is counter to what we think should be happening in the market.
               So we're being very careful.

R. Wirta:      This is Ray, Steve. Just to paraphrase, however we felt three months ago, we don't feel as good today, but we still feel pretty good.

S. Sakwa:      You may feel more defensive, but I guess I'm just trying to figure out is what's actually happening in the business environment actually slowing down, speeding up or about staying the same?

B. White:      Steve, this is Brett again. I'd say the answer needs to be this.
               The real negative press began in late October and early November, and in thinking of the lag times in our business, Steve, it is frankly too early to tell whether or not the negative indicators in the public market have had an impact yet on space acquisition.
               As we've said, right now we're working on a good level of business, but, frankly, that business was probably initiated in mid-summer of last year. I think by the end of the first quarter, we'll have a much better view on where the business is headed for the balance of the year. But, certainly, we're a bit more pessimistic today than we were in late September.

S. Sakwa:      Okay, and then can you just quickly update kind of the
               sales....kind of the same thought process, but on the sales side?

C. Ludeman:    This is Chris again. I would say that two things are happening.
               Capital continues to maintain its discipline. We saw an increase in activity at the latter part of 2000 and that has continued into the early parts, initial parts of 2001. So, again, the numbers look pretty darn good. However, capital

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               continues to be disciplined. We saw an up tick in our activity, particularly in the private and the middle market arena because of the lower interest rate environment. Now we're watching very carefully because lenders seem to be a little bit more disciplined in their underwriting criteria. So, again, there's a lot of market forces that are in play and we're taking a very careful wait and see. Indicators are good, activity levels are good, but we're watching carefully.

S. Sakwa:      Okay.  Thanks.

B. White:      Thank you.

Operator:      Ladies and gentlemen, if there are any additional questions, please press the one, followed by the four at this time.

               Gentlemen, there are no further --- one moment, please.

               Brett Hendrickson with B. Riley & Company. Please go ahead with your question.

Justin Cable:  Hi, guys. Actually this is Justin Cable filling in for Brett at
               B. Riley & Company. Just one quick question. If you can give us the assets under management in the Investment Management operations as of today, that would be great?

J. Leonetti:   That's roughly $10.3 billion in the Investment Management group, up probably almost $2 billion from a year ago.

J. Cable:      Great.  All right.  Thanks a lot, guys.

J. Leonetti:   Thanks for the question.

R. Wirta:      Operator, I think we'll make our concluding remarks.

Operator:      All right.  Thank you.  Go ahead.

R. Wirta:      This is Ray Wirta. I just want to thank all the people on the call. Recognize potentially the questions relate to the pending going private effort. And, so, wait for the next quarterly and see what that brings. But we had a very good year, I think as you sensed from our responses to Steve Sakwa's question - we remain positive about 2001, but we do have to pay attention to what our clients are saying and in some cases doing. So we're going to wait for a couple of more months to go by to have another conference about the expectations. But so far, so good. And thank you for listening.

               Bye.

Operator:      Ladies and gentlemen, that does conclude your conference call for today.  You may all disconnect and thank you for participating.

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                                  SIGNATURES



     Pursuant to the requirements of Rule 100 and 101 of Regulation FD, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         CB RICHARD ELLIS SERVICES, INC.


     Date: March 21, 2001                By:  /s/ James H. Leonetti
                                              _____________________________
                                                    James H. Leonetti
                                                 Chief Financial Officer



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